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                                                              Exhibit 99(g)(3)


                               ARTICLES OF MERGER OF

                              SPRING ACQUISITION CORP.
                              (A FLORIDA CORPORATION)

                                   WITH AND INTO

                           ABR INFORMATION SERVICES, INC.
                              (A FLORIDA CORPORATION)


     Pursuant to Florida Statutes, Sections 607.1104 and 607.1105, the undersigned, SPRING ACQUISITION CORP. ("Parent"), a Florida corporation and a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation, and ABR INFORMATION SERVICES, INC. ("Subsidiary"), a Florida corporation and subsidiary of Parent (as a result of Parent's 98.3% ownership of Subsidiary), hereby adopt the following Articles of Merger for the purpose of merging Parent with and into Subsidiary, which shall be the surviving corporation (the "Merger").

     1. The plan of merger required by Florida Statutes, Section 607.1104, is set forth in Articles II through V of the Agreement and Plan of Merger dated as of April 30, 1999, as amended on June 2, 1999, among Parent, Subsidiary, and Ceridian Corporation, the provisions of which are attached as Exhibit A to these Articles of Merger and incorporated by reference herein (the "Plan of Merger").

     2. Approval of the Plan of Merger by the shareholders of Subsidiary is not required because Parent owns more than 80% of the outstanding shares of each class of Subsidiary.

     3. The Plan of Merger was adopted by a vote of the Board of Directors of ABR and by a vote of the sole director and sole shareholder of Parent pursuant to Florida Statutes, Section 607.1104 on April 30, 1999.

     4. A copy of the Plan of Merger was mailed to the shareholders of Subsidiary on or about June 19, 1999 and by June 22, 1999.

     5. The effective time and date of the Merger shall be the later of (i) 10:00 a.m. Eastern Daylight Savings Time on July 22, 1999 or (ii) the time and the date when these Articles of Merger are filed with the Department of State of Florida.

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     IN WITNESS WHEREOF, Parent and Subsidiary have, effective as of this 21st day of July, 1999, caused these Articles of Merger to be executed by their respective officers thereunto duly authorized.


                                   SPRING ACQUISITION CORP.,
                                   a Florida corporation


                                   By   /s/ Gary M. Nelson
                                     ------------------------------------------
                                   Name: Gary M. Nelson
                                         --------------------------------------
                                   Title: President and Chief Executive Officer


                                   ABR INFORMATION SERVICES, INC.,
                                   a Florida corporation


                                   By   /s/  James E. MacDougald
                                      -----------------------------------------
                                   Name: James E. MacDougald
                                         --------------------------------------
                                   Title: Chief Executive Officer and President
                                          -------------------------------------
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                                                                      EXHIBIT A

                            AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of April 30, 1999, among ABR Information Services, Inc., a Florida corporation (the "COMPANY"), Ceridian Corporation, a Delaware corporation ("PARENT"), and Spring Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").

                                      RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and adopted the plan of merger set forth herein whereby Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "MERGER");

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                       . . .

                                      ARTICLE
                                        II.
                        THE MERGER; CLOSING; EFFECTIVE TIME

     2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

     2.2  CLOSING.  The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the business day on which the last to be satisfied or waived of the conditions set forth in Article VIII hereof shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

     2.3 EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger reflecting the provisions set forth in this Agreement (the

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"ARTICLES OF MERGER") to be executed (by the Company and Merger Sub) and delivered for filing to the Department of State of the State of Florida (the "DEPARTMENT") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department or at such later time agreed by the parties in writing and provided in the Articles of Merger (the "EFFECTIVE TIME").

                                      ARTICLE
                                        III
                       ARTICLES OF INCORPORATION AND BY-LAWS
                            OF THE SURVIVING CORPORATION

     3.1 THE ARTICLES OF INCORPORATION. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "ARTICLES"), until duly amended as provided therein or by applicable law, except that Article III of the articles of incorporation of the Company shall be amended in its entirety to read as follows: "The total number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01 per share." and Article IV of the articles of incorporation of the Company shall be amended in its entirety to read as follows: "The total number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation."

     3.2 THE BY-LAWS. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                      ARTICLE
                                         IV
                       OFFICERS AND DIRECTORS OF THE COMPANY
                           AND THE SURVIVING CORPORATION

     4.1 DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws as in effect from time to time.

     4.2 OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

     4.3 BOARD OF DIRECTORS. If requested by Parent, the Company shall to the extent permissible, promptly following the purchase by Merger Sub of Shares pursuant to the Offer in accordance with the terms hereunder, take all actions necessary (including calling a special meeting of the Board of Directors of the Company or the stockholders of the Company for this purpose) to cause natural Persons designated by Parent to become directors of the Company so that the total number of such natural Persons equals that number of directors, rounded up to the

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next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of Shares so accepted for payment plus and shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each Subsidiary of the Company, and (iii) each committee (or similar body) of each such board. In furtherance thereof, the Company will increase the size of the board of directors of the Company, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the board of directors of the Company; PROVIDED, HOWEVER, that prior to the Effective Time, the board of directors of the Company shall always have at least three members who are neither officers of Parent nor designees, stockholders or affiliates of Parent ("Parent Insiders"). The Company's obligations to appoint designees to the board of directors of the Company now shall be subject to Section 14(f) of the Exchange Act and Rule 14(f)-l thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.3 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule. Parent agrees to furnish to the Company all information concerning Parent's designees which may be necessary to comply with the foregoing and agrees that such information will comply with the Exchange Act and the rules and regulations thereunder and other applicable laws. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or
(d) take any other action by the Company's Board of Directors under or in connection with this Agreement which would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration.

                                      ARTICLE
                                         V
                       EFFECT OF THE MERGER ON CAPITAL STOCK;
                              EXCHANGE OF CERTIFICATES

     5.1 EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) MERGER CONSIDERATION. Each share of the voting Common Stock, par value $0.01 per share, of the Company (a "SHARE" and, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "PARENT COMPANIES"), Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares that are owned by Dissenting

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Stockholders (collectively, "EXCLUDED SHARES")) shall be cancelled, extinguished and converted into the right to receive, without an interest, an amount in cash equal to $25.50 per Share (the "Merger Consideration") or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration for each Share upon the surrender of such Certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section
607.1302 of the FBCA.

          (b) CANCELLATION OF SHARES. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     5.2 SURRENDER OF CERTIFICATES. (a) PAYING AGENT. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent (the "PAYING AGENT"), selected by Parent (within 15 days after the date hereof) with the Company's prior approval for the benefit of the holders of Shares, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to all holders of Shares, (such cash being hereinafter referred to as the "EXCHANGE FUND"). To the extent not required within five Business Days for payment with respect to surrendered Shares, proceeds in the Exchange Fund shall be invested by the Paying Agent, as directed by Parent (as long as such investments do not impair the rights of holders of Shares) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or certificates of deposit issued by a commercial bank having at least $10 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by the Parent; provided that at no time may the amount of the Exchange Fund be reduced below an amount necessary to make payments of the Merger Consideration to all Shares not theretofore submitted.

          (b) EXCHANGE PROCEDURES. At the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares at the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amounts of cash payable hereunder to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company). Subject to Section 5.2(e), upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive

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in exchange therefor a check in an amount equal to (after giving effect to any required tax withholdings) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check in the amount payable hereunder, upon due surrender of the Certificate, may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer.

          For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

          (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon.

          (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash such Persons are entitled to hereunder upon due surrender of the Shares represented by such Certificate pursuant to this Agreement.

     5.3 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, if available under the FBCA, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders ("Dissenting Stockholders") who have not voted in favor of or consented to the Merger and in the manner provided in Section 607.1320 of the FBCA shall have delivered a written notice of intent to demand payment for such Shares if the Merger is effectuated in the time and manner provided in FBCA and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through 607.1320 of the FBCA; PROVIDED, HOWEVER, that any such holder who shall


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have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, shall thereupon be deemed to have had such Person's Shares converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein, without any interest thereon.

     5.4 ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                                       . . .